Exhibit 10.1

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

DATED	3RD APRIL	2008

(1)  MONTPELIER MARKETING SERVICES (UK) LIMITED

and

(2)  NICHOLAS NEWMAN-YOUNG

COMPROMISE AGREEMENT

THIS AGREEMENT is made this 3rd day of April 2008

BETWEEN:

(1)           Montpelier Marketing Services (UK) Limited of 6th Floor, 1 Minster Court, Mincing Lane, London EC3R 7YL (the “Company”); and

(2)           Nicholas Newman-Young of Chinthurst Farm House, Chinthurst Lane, Bramley, Guildford, Surrey GU5 ODR (the “Employee”).

WHEREAS:

(A)          The Employee’s employment with the Company will terminate on the Termination Date by mutual consent.

(B)           This Agreement records the terms upon which the Company and the Employee have agreed to settle all outstanding claims which the Employee has or may have against the Company, any Group Company or any of their respective shareholders, officers and employees resulting from the Employee’s employment or its termination but excluding any claim that the Employee may have for personal injury in respect of injuries of which the Employee is not aware at the date of this Agreement or any claim in respect of accrued pension rights or benefits.

(C)           The Employee has sought advice from the Independent Adviser in relation to the terms and effect of this Agreement and the Independent Adviser has signed the certificate attached at Schedule 1 to this Agreement.

IT IS AGREED AS FOLLOWS:

1.             DEFINITIONS

In this Agreement, the following words and expressions shall have the following meanings:

1.1           “Employment Claims” means:

1.1.1               any claim for damages for breach of contract, including but not limited to wrongful dismissal;

1.1.2               any claim for unfair dismissal under Part X Employment Rights Act 1996;

1.1.3               any claim for failure to provide a written statement of reasons for dismissal under s93 of the Employment Rights Act 1996;

1.1.4               any claim for failure to pay a redundancy payment, whether a statutory redundancy payment under Part XI Employment Rights Act 1996 or an enhanced redundancy payment;

1.1.5               any claim for failure to allow time off to seek work during a redundancy situation under s54 of the Employment Rights Act 1996;

1.1.6               any claim for unlawful deduction from wages under Part II Employment Rights Act 1996;

1.1.7               any claim for discrimination and/or harassment and/or victimisation under the Employment Equality (Age) Regulations 2006;

1.1.8               any claim under the Employment Rights Act 1996 in relation to suffering a detriment, dismissal or redundancy for health and safety reasons;

1.1.9               any claim in relation to failure to limit weekly working time, to ensure rest breaks or to allow the Employee to take or be paid for statutory annual leave entitlement under the Working Time Regulations 1998;

1.1.10             any claim under the Data Protection Act 1998;

1.1.11             any claim under the Employment Relations Act 1999, including a claim for detriment and/or dismissal resulting from a failure to allow an employee to be accompanied or to accompany a fellow employee at a disciplinary/grievance hearing;

1.1.12             any claim for failure to comply with the statutory disciplinary and grievance procedures in the Employment Act 2002 (Dispute Resolution) Regulations 2004; and

1.1.13             any claim under the Health and Safety at Work Act 1974.

1.2           “Company Property” means all property belonging to the Company which is in the Employee’s possession or control, including but not limited to all documents, disks, credit cards, equipment, laptop computer, keys and passes.  Documents shall include all documentation belonging to or relating to the business of the Company or its customers together with all copies (whether in written, oral, visual or electronic format, and whether in hard copy form or stored electronically or by any other means) and shall include facsimiles, letters, reports, agreements, programs or other documents or data of whatever nature;

1.3           “Group Company” means any holding company or companies of the Company and any subsidiary or subsidiaries of the Company or of any such holding company and “holding company” and “subsidiary” shall have the meanings assigned to them respectively by s.736 Companies Act 1985;

1.4           “Independent Adviser” means the individual whose name and firm are identified in Schedule 1; and

1.5           “Termination Date” means the earlier of: (a) 1 May 2009; (b) the date on which the Employee commences any employment or engagement with any third party (including any competitor in the insurance/reinsurance industry (in the opinion of the Company)); or (c) the date on which the Employee commits a material breach of any of the terms of this Agreement.

2.             TERMINATION OF EMPLOYMENT

2.1           The Employee’s employment by the Company will terminate with effect from the Termination Date.

2.2           During the period up to the earlier of either: (a) the Company moving into its new office in London; or (b) 1 May 2008, the Employee’s working week shall reduce to three days (comprising at least 8 hours a day) per week, although for the avoidance of doubt the Employee’s basic annual salary shall remain unchanged. Thereafter, the Employee’s working week shall revert to 5 days per week.

2.3           Notwithstanding Clauses 2.1 and 2.2, the Employee will (to the extent required by the Company):

2.3.1               not attend the offices of the Company or any Group Company;

2.3.2               not contact any customers or employees of the Company or any Group Company without the Company’s prior consent except to the extent required pursuant to Clause 3.1.5;

2.3.3               remain reasonably available to provide assistance with the handover of work and to assist with any work-related matters as requested by the Company;

2.3.4               not undertake work for or otherwise participate in any way with any other business unless specifically agreed by the Company in writing; and

2.3.5               take all outstanding holiday entitlement.

3.             THE COMPANY’S OBLIGATIONS

3.1           The Company agrees that, without any admission of liability:

3.1.1               it will pay the Employee his usual salary up to and including the Termination Date in accordance with usual payroll procedures;

3.1.2               it will continue to provide all regular benefits normally provided to full-time employees of the Company on the same terms and conditions which applied immediately prior to the date of this Agreement up to and including the Termination Date;

3.1.3               it will pay the Employee a bonus equivalent to 50% of his annual basic salary regardless of the Company’s performance in 2008 (subject to appropriate deductions for tax and National Insurance) with respect to the 2008 calendar year at the time bonuses for Company staff are normally paid;

For the avoidance of doubt, this Clause 3.1.3 shall be in substitution for any pre-existing entitlement to a bonus; no bonus amounts shall accrue or be payable to the Employee in respect of the 2009 calendar year; and no bonus shall be made in respect of the 2008 calendar year in the event that: (i) the Employee’s employment terminates on the grounds of gross misconduct prior to 31 December 2008; or (ii) the Employee commences work (of whatever nature) for a competitor in the insurance/reinsurance industry (in the opinion of the Company) prior to 31 December 2008;

3.1.4               provided always that the Employee shall not commence work (of whatever nature) for a competitor in the insurance/reinsurance industry (in the opinion of the Company) prior to 1 May 2009, any unvested Performance Shares and/or Restricted Share Units which have been granted to the Employee prior to the date of this Agreement will continue to vest up to the Termination Date subject to and in accordance with the rules of the Montpelier Holdings Ltd Long-term Incentive Plan (“LTIP Plan”) as amended from time to time. For the avoidance of doubt, any unvested entitlements shall automatically lapse immediately on the Employee joining such a competitor prior to 1 May 2009.  In addition, to the extent any provision of the LTIP Plan conflicts with this Agreement regarding the continued vesting of unvested Performance Shares and/or Restricted Share Units provided for herein the terms of this Agreement shall take precedence; and

3.1.5               it will offer the Employee a non-executive directorship with a Montpelier Holdings Limited wholly-owned subsidiary (“MHL Subsidiary”), which non-executive directorship shall enable any unvested  Performance Shares and/or Restricted Share Units granted pursuant to the LTIP to continue to vest subject to and in accordance with the LTIP Plan rules whilst such appointment continues.  Such appointment  shall be offered subject to such terms as may be approved by the Company, and for the avoidance of doubt, the Executive shall only receive director and meeting fees as a result of his service as a non-executive director for service occurring after 1 May 2009; and

3.1.6               without limiting the foregoing, if, following his appointment, the Employee is removed from the MHL Subsidiary board of directors without cause, then he will continue to vest in any unvested Performance Shares and/or Restricted Share units which have been granted to the Employee prior to the date of this Agreement according to the original vesting schedules for such grants.

3.2           The payments set out in this Agreement shall be made to the Employee subject to appropriate deductions for tax and national insurance and any deductions necessary to account for any outstanding sums due by the Employee to the Company or any Group Companies.

3.3           The Company agrees to pay any reasonable legal costs incurred by the Employee in connection with reviewing this agreement within 28 days of receipt of an appropriate invoice from the Independent Adviser marked payable by the Company.

3.4           The Employee shall immediately repay any overpayment on demand, and agrees that any such amount may be reclaimed as a debt.

4.             THE EMPLOYEE’S OBLIGATIONS

4.1           The Employee agrees that:

4.1.1               they will accept the payments and benefits set out in Clause 3 above in full and final settlement of all of the Employment Claims and all other claims and rights of action (whether under statute, common law, European law or otherwise) in any jurisdiction in the world which the Employee has or may have against the Company, any Group Company or any of their respective officers, shareholders and employees (excluding any claim that the Employee may have for personal injury in respect of injuries the Employee is not aware of at the date of this Agreement or any claim in respect of accrued pension rights or benefits), including in particular any claim for unfair dismissal, redundancy pay or breach of contract, whether arising from the circumstances leading to the termination of the Employee’s employment or otherwise;

4.1.2               except to the extent required pursuant to Clause 3.1.5, by no later than 14 days after the date of this Agreement, they will return all Company Property in accordance with the Company’s instructions and provide written confirmation to the Company that they have done so;

4.1.3               they will immediately notify the Company in writing in the event that they commence any employment or engagement with an third party prior to the Termination Date; and

4.1.4               the Company will be under no obligation to look for an alternative role for the Employee during the period leading up to the Termination Date.

5.             CONTINUING OBLIGATIONS

5.1           The Employee agrees that they will:

5.1.1               continue to comply with all contractual and common law obligations of confidentiality in relation to the Company’s trade secrets and confidential information, including but not limited to clause 7 of their contract of employment dated 24 January 2002 (“Employment Agreement”);

5.1.2               continue to comply with clause 4.3 of the Employment Agreement in respect of the period up to the Termination Date;

5.1.3               comply with the post-termination restrictions set out at clause 11 of their contract of employment dated 24 January 2002 and, in the event that they are offered employment, consultancy or other business activity in the period covered by the restrictions, deliver to the person making such an offer a copy of those restrictions;

5.1.4               with effect from the Termination Date, not represent themselves as being connected with or interested in any way in the Company;

5.1.5               keep the terms of this Agreement and the circumstances leading up to the termination of their employment confidential and will not disclose its terms to anyone other than their immediate family (provided that they provide an undertaking to keep such information confidential), professional advisers, H.M. Revenue & Customs, or otherwise as required by law; and

5.1.6               not make or cause to be made (directly or indirectly) any derogatory or critical comments or statements (whether orally or in writing) about the Company, any Group Company or any of their respective officers, shareholders and employees.

6.             WARRANTIES BY THE EMPLOYEE

6.1           The Employee warrants and confirms that:

6.1.1               apart from the payments and benefits set out in this Agreement, no other sums or benefits are due to them from the Company or any Group Company;

6.1.2               they have received advice from the Independent Adviser upon the terms and effect of this Agreement and that based on that advice they are not aware of any other statutory claims they may have against the Company other than the Employment Claims, including in particular the claims specified in clause 4.1.1;

6.1.3               they are not aware of any facts or circumstances that could give rise to a claim against the Company for personal injury or in respect of accrued pension rights or pension benefits;

6.1.4               they have not already commenced and will not commence proceedings against the Company or any Group Company in either a court or an Employment Tribunal in respect of the Employment Claims;

6.1.5               they have not received or accepted any offer of employment or engagement of whatever nature which will provide any form of income at any time after the Termination Date; and

6.1.6               they have not at any time done or omitted to do anything which amounts to a breach of any express or implied term of their employment or which would entitle the Company to terminate the Employee’s employment without notice or payment in lieu of notice (if the Employee was still employed).

6.2           The Company enters into this Agreement in reliance of the warranties given by the Employee in Clause 6.1 above.  In the event that the Employee does commence proceedings against the Company, any Group Company or any of their respective shareholders, officers and employees in respect of any of the Employment Claims or otherwise breaches any of the terms of this Agreement, the payments under Clause 3.1.3 shall become repayable immediately and shall be recoverable by the Company as a debt together with any interest and costs which may be claimed in recovering the same.

7.             RIGHTS OF THIRD PARTIES

7.1           Any Group Company or any shareholder, officer, employee or agent of the Company or any Group Company may enforce the terms of Clauses 4, 5.1 and 6.2 above subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

7.2           Save as expressly provided in Clause 7.1 above, no term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party.

8.             MISCELLANEOUS

8.1           Although marked without prejudice and subject to contract, this Agreement will become open and binding on both parties upon signature by both parties and completion of Schedule 1 by the Independent Adviser.

8.2           Clause 4.1.1 above shall apply irrespective of whether or not the Employee is or could be aware of any claim waived pursuant to that Clause and irrespective of whether or not the claim is in the express contemplation of the Company and the Employee at the date of this Agreement.

8.3           This Agreement constitutes the entire agreement between the parties with regard to its subject matter and supersedes any previous agreements, whether oral or in writing.

8.4           To the extent that these may be applicable to the claims waived under the terms of this Agreement, this Agreement is an agreement under and complies with the requirements of s203 Employment Rights Act 1996, s77 Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), s72 Race Relations Act 1976, Schedule 3A Disability Discrimination Act 1995, Regulation 35 Working Time Regulations 1998, s288 Trade Union and Labour Relations (Consolidation) Act 1992, s49 National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time

Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, regulation 40 of the Information and Consultation of Employees Regulations 2004, paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006  and Schedule 5 of the Employment Equality (Age) Regulations 2006.

8.5           This Agreement is governed by English law and the parties hereby submit to the exclusive jurisdiction of the English courts.

Signed:	/s/ Anthony Taylor	Signed:	/s/ Nicholas Newman-Young

For and on behalf of Montpelier Marketing Services (UK) Limited		Nicholas Newman-Young

SCHEDULE 1

Independent Adviser’s Declaration

I, Tas Voutourides of Denton Wilde Sapte, confirm that:

1.             I have given advice to Nicolas Newman-Young (the “Employee”) as to the terms and effect of this Agreement, and in particular its effect upon the Employee’s ability to pursue their rights in an Employment Tribunal.

2.             I am a relevant Independent Adviser for the purposes of, and hereby confirm that this Agreement is intended to satisfy the conditions set out in s203 Employment Rights Act 1996, s77 Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), s72 Race Relations Act 1976, Schedule 3A Disability Discrimination Act 1995, Regulation 35 Working Time Regulations 1998, s288 Trade Union and Labour Relations (Consolidation) Act 1992, s49 National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, regulation 40 of the Information and Consultation of Employees Regulations 2004, paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006  and Schedule 5 of the Employment Equality (Age) Regulations 2006, to the extent that these are applicable to the claims waived under this Agreement.

3.             At the time I gave the advice referred to in paragraph 1 above there was a contract of insurance or an indemnity provided for members of a profession or professional body in place, which covered that advice.

Name:	Tas Voutourides

Signature:	/s/ Tas Voutourides

Name of Firm:	Denton Wilde Sapte

Address of Firm:	One Fleet Place, London EC4M 7WS.

Date:	31st March 2008